SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Waste Management, Inc.

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

Dear Stockholder:

Our Annual Meeting of Stockholders will be held in Houston, Texas on May 5, 2006.

This booklet includes the formal notice of meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and our executive officers.

For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet, by following the instructions in the Proxy Statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

Even if you only own a few shares, we want your shares to be represented at the meeting. Please vote your shares either by returning your proxy card or by voting by telephone or over the Internet as soon as possible. See the proxy card for detailed instructions on how to vote by telephone or over the Internet.

We also encourage you to listen to our earnings announcements on our quarterly conference calls to hear about the financial condition of the Company. The conference calls are broadcast live over the Internet at http://www.wm.com. We will announce the dates and times of the conference calls via press releases. You may also find information about the calls and copies of our press releases, including those that announce our earnings results, posted on our website at http://www.wm.com.

SINCERELY YOURS,

JOHN C. POPE

Chairman of the Board

March 28, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 5, 2006 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect eight directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	To vote on a proposal to amend the Company’s 1997 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares authorized for issuance under the ESPP;

•	To vote on a stockholder proposal relating to the election of directors by majority vote, if properly presented at the meeting; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 10, 2006 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

LINDA J. SMITH

Corporate Secretary

March 28, 2006

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because Waste Management’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Who May Vote

Stockholders of Waste Management, as recorded in our stock register at the close of business on March 10, 2006, may vote at the meeting. On March 28, 2006 we began mailing these proxy materials to those stockholders. Each share of Waste Management common stock is entitled to one vote. As of March 10, 2006, there were 546,872,648 shares of common stock outstanding and entitled to vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy. You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our Corporate Secretary in writing at: Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. Your most current proxy is the one that is counted unless you vote in person at the meeting.

How Proxies Work

Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

•	by telephone or over the Internet by following the instructions on the proxy card or the voting instruction form if your shares are held through a broker; or

•	by mail by signing, dating and mailing the enclosed proxy card.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in our ESPP are covered by separate proxy cards. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you sign your proxy but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidates;

•	in favor of the ratification of the independent registered public accounting firm;

•	in favor of the amendment to the ESPP; and

•	against the stockholder proposal relating to the election of directors by majority vote.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

Directors are elected by a plurality of shares present at the meeting, meaning the eight nominees that receive the highest number of votes cast in favor of their election will be elected.

The ratification of the independent registered public accounting firm, the approval of the amendment to the ESPP and the stockholder proposal for the election of directors by majority vote require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted.

Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote. Accordingly, broker non-votes will have no effect on the vote for any of the matters introduced at the meeting. Pursuant to New York Stock Exchange rules, the proposal to amend the ESPP and the stockholder proposal are “non-discretionary” matters, meaning that unless you give your broker instructions on how to vote your shares on these proposals, your shares will not be voted and will be considered broker non-votes.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

The only items that will be discussed at this year’s Annual Meeting of Stockholders will be the four agenda items set out in the Notice. There will be no presentations made at this year’s meeting.

BOARD OF DIRECTORS

Our Board of Directors currently has seven members. Our Board is declassified, which means that each member is elected annually. Mr. Pope is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions.

Stockholders wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

DIRECTOR NOMINEES

(Item 1 on the Proxy Card)

The first proposal on the agenda will be to elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates listed below, and recommends that you vote for their election. Since no nominees will be recognized other than those that are nominated in accordance with our Bylaws, the following director candidates are the only nominees that will be presented for the 2006 Annual Meeting. Except for Mr. Morgan, who is standing for election for the first time at this Annual Meeting of Stockholders, all of the director candidates presented are current directors. Mr. Morgan was identified as a potential director candidate by an outside consultant who assisted the Board with its search for director candidates.

The nominees receiving the greatest number of votes for each of the eight positions will be elected. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors or may choose a substitute.

The Board of Directors has determined that the seven non-employee director candidates are independent in accordance with the New York Stock Exchange requirements. In making its determination of independence, the Board of Directors adopted categorical standards of director independence. These standards, which meet or exceed the New York Stock Exchange requirements, specify certain relationships that are prohibited in order for the non-employee director to be presumed independent. Notwithstanding our categorical standards, our Board reviews all relationships and related transactions, if any, each director has with our Company in determining independence. The categorical standards our Board uses in determining independence are included in our Corporate Governance Guidelines, which are attached as Appendix A to this Proxy Statement. The Board has determined that each non-employee director candidate meets these standards.

The following is a brief biography of each director nominee. You will find information on their holdings of Waste Management stock in the “Director Nominee and Officer Stock Ownership” section on page 9.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Pastora San Juan Cafferty	65

•      Director of the Company or one of its predecessors since 1994.

•      Professor Emerita — University of Chicago since June 2005, Professor — University of Chicago from 1985 to 2005 and faculty member from 1971 to 2005.

•      Director of Kimberly-Clark Corporation, Peoples’ Energy Corporation and Harris Financial, a private corporation.

Frank M. Clark, Jr.	60

•      Director since 2002.

•      Chairman and Chief Executive Officer — ComEd (energy services company and subsidiary of Exelon Corporation) since November 2005, President — ComEd from 2001 to November 2005 and Executive Vice President — ComEd from 2000 to 2001.

•      Executive Vice President and Chief of Staff — Exelon Corporation (public utility holding company) from 2004 to 2005.

Thomas I. Morgan	52

•      President — Hughes Supply, Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products) since April 2001 and CEO since May 2003, Chief Operating Officer — Hughes Supply from April 2001 to May 2003.

•      Chief Executive Officer — EnfoTrust Network (an information storage, management and delivery solutions provider) from February 2000 to March 2001.

•      Director of Hughes Supply, Inc. and Rayonier, Inc.

John C. Pope	56

•      Non-Executive Chairman of the Board since November 2004.

•      Director of the Company or one of its predecessors since 1997.

•      Chairman of the Board — PFI Group (private investment firm) since July 1994.

•      Director of Federal Mogul Corporation, R.R. Donnelley & Sons, Co., Dollar Thrifty Automotive Group, Inc., Kraft Foods, Inc. and CNF, Inc.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
W. Robert Reum	63

•      Director since 2003.

•      Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.

•      Chairman, President and CEO — The Interlake Corporation (multinational manufacturer of engineered materials and handling/packaging systems) from 1991 to 1999.

Steven G. Rothmeier	59

•      Director of the Company or one of its predecessors since 1997.

•      Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

•      Director of GenCorp., Inc., Precision Castparts Inc. and Arvin Meritor, Inc.

David P. Steiner	45

•      Chief Executive Officer and Director since March 2004.

•      Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

•      Senior Vice President, General Counsel and Corporate Secretary from July 2001 to April 2003.

•      Vice President and Deputy General Counsel from November 2000 to July 2001.

Thomas H. Weidemeyer	58

•      Director since January 2005.

•      Senior Vice President — UPS, Inc. (package delivery and supply chain services company) from 1994 to 2003, and Chief Operating Officer — UPS, Inc. from 2001 to 2003.

•      President, UPS Airlines (UPS owned airline) from 1994 to 2003.

•      Director of NRG Energy, Inc. and The Goodyear Tire & Rubber Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEE DIRECTORS.

Director Compensation

Employee Directors

Directors who are also employees of the Company do not receive any additional compensation for serving on our Board. Mr. Steiner is the only director who is also an employee of the Company, and he does not receive any additional compensation for Board service.

Non-Employee Directors

In 2005, our non-employee directors received the following compensation:

Annual Stock Unit Retainer (1)

•	$80,000 for director service paid in two installments, generally on January 15th and July 15th of each year

Annual Cash Retainers (2)

•	$50,000 for director service

•	$25,000 for the Audit Committee Chair

•	$20,000 for the Compensation Committee Chair

•	$15,000 for the Nominating & Governance Committee Chair

•	$5,000 for each Audit Committee member (other than the Chair)

Meeting Fees (2)

•	$2,000 for each Board meeting attended

•	$1,500 for each Committee meeting attended

In addition, for 2005, Mr. Pope received an additional annual retainer of $200,000 for his role as Non-Executive Chairman of the Board, 50% of which was paid in stock units and 50% of which was paid in cash.

(1)	Under our 2003 Directors’ Deferred Compensation Plan, the stock unit retainer is credited to the directors’ accounts by dividing the dollar amount of the stock unit retainer by the fair market value of our common stock on the date of payment. For example, on July 15, 2005, we divided $40,000 by $27.70, the fair market value of our common stock on that date, and credited each director’s account with approximately 1,400 stock units. These units will be paid out to the directors in shares of common stock on a date that they choose, which may not be earlier than one year after the termination of their Board service. The directors receive dividend rights on the stock units; however, there are no voting rights attached to the stock units.
(2)	The 2003 Directors’ Deferred Compensation Plan allows the non-employee directors to defer 100% or 50% of their cash compensation and receive payment in shares of our common stock upon termination of Board service, or upon such later date that the director may choose.

The table below shows the compensation of our non-employee directors in 2005.

	Annual Cash Compensation					Stock Unit Retainer (1)	Total Compensation
	Retainers			Meeting Fees
Name	Director	Committee Chair	Audit Committee	Board	Committee
John C. Pope (2)	$158,383	—	$5,000	$18,000	$33,000	$205,322	$419,705
Pastora San Juan Cafferty	$50,000	—	—	$18,000	$18,000	$92,203	$178,203
Frank M. Clark, Jr.	$50,000	$15,000	$5,000	$18,000	$24,000	$92,203	$204,203
W. Robert Reum	$50,000	$20,000	$5,000	$18,000	$24,000	$90,686	$207,686
Steven G. Rothmeier	$50,000	$25,000	—	$18,000	$24,000	$92,203	$209,203
Thomas H. Weidemeyer (3)	$48,151	—	—	$16,000	$15,000	$85,557	$164,708

(1)	The value of deferred stock units and dividend equivalents accrued under our 2003 Directors’ Deferred Compensation Plan in 2005 is based on the closing price of our common stock on December 30, 2005 of $30.35.
(2)	Mr. Pope’s cash retainer for service as a director includes $108,383 for his role as Non-Executive Chairman of the Board (of which $8,383 was 2004 compensation paid in 2005). He also accrued 3,674 deferred stock units as compensation for his role as Non-Executive Chairman of the Board (of which 288 stock units were in payment of 2004 compensation).
(3)	Mr. Weidemeyer joined the Board on January 28, 2005.

The table below shows the value of all of the deferred compensation, including the dividend equivalents accrued on that compensation, of our non-employee directors as of December 31, 2005, based on the closing price of our common stock on December 30, 2005 of $30.35. Deferred compensation includes stock units issued since 2003 under our 2003 Directors’ Deferred Compensation Plan, described above, and phantom stock units. Phantom stock units were issued under our previous directors’ deferred compensation plan from 1998 through 2002. Under that plan, non-employee directors were able to defer 100% or 50% of their cash compensation. The phantom stock units are equal in value to one share of our common stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time as actual shares of common stock receive dividends. The phantom stock units will be paid out in cash upon the director’s termination of Board service.

	Number of Stock Units	Number of Phantom Stock Units	Total Value as of December 31, 2005
John C. Pope	11,239	2,229	$408,754
Pastora San Juan Cafferty	8,785	—	$266,625
Frank M. Clark, Jr.	8,785	—	$266,625
W. Robert Reum	6,964	—	$211,357
Steven G. Rothmeier	8,785	258	$274,455
Thomas H. Weidemeyer	2,819	—	$85,557

Meetings and Board Committees

Last year the Board held nine meetings and each committee of the Board met independently as set forth below. Each incumbent director attended 100% of the meetings of the Board and the committees on which he or she served. In addition, all directors attended the 2005 Annual Meeting of Stockholders.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

The Audit Committee

Mr. Rothmeier has been the Chairman of our Audit Committee since May 2004. The other members of our Audit Committee are Messrs. Clark, Pope and Reum. Each of the members of our Audit Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. Our Audit Committee held ten meetings in 2005.

SEC rules require that each publicly traded company have at least one financial expert on its Audit Committee. Our Board of Directors has named Messrs. Rothmeier and Pope as the Audit Committee’s financial experts based on a thorough review of their education and financial and public company experience.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Greater Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree in finance from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on two public company audit committees in addition to Waste Management’s.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years combined in CFO positions at American Airlines and United Airlines. He has a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on four public company audit committees in addition to Waste Management’s. Our Board reviewed the time Mr. Pope spends on each company’s audit committee and, taking into consideration that Mr. Pope is not employed in a full-time position, determined that Mr. Pope’s service on the other companies’ audit committees does not impair his ability to serve on the Company’s Audit Committee.

The Audit Committee’s duties are set forth in a written charter that was adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix B, and can also be found on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, among other things, will:

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish hiring policies for current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures; and

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor.

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors; and

•	Review and establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review all earnings press releases and discuss the type of earnings guidance that we provide to analysts and rating agencies with management;

•	Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review with management, the independent auditor and our internal auditors our financial reporting, accounting and auditing practices;

•	Determine whether we have adequate and effective accounting and financial controls; and

•	Review CEO and CFO certifications related to our reports and filings.

The Compensation Committee

Mr. Reum has served as the Chairman of our Compensation Committee since May 2004. The other members of the Committee are Ms. Cafferty and Messrs. Pope, Rothmeier and Weidemeyer. Each of the members of our Compensation Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The Compensation Committee met six times in 2005.

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website. In fulfilling its duties, the Compensation Committee, among other things, will:

•	Review and establish policies governing the compensation and benefits of all of our executives;

•	Approve the compensation of our senior management and set the bonus plan goals for those individuals;

•	Review an annual evaluation of our CEO prepared by the Nominating and Governance Committee to set the CEO’s compensation;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend new Company compensation and benefit plans or changes to our existing plans to the full Board; and

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board.

The Nominating and Governance Committee

Mr. Clark has served as the Chairman of our Nominating and Governance Committee since May 2004. The other members of the Committee include Ms. Cafferty and Messrs. Pope and Weidemeyer. Each of the members of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2005, the Nominating and Governance Committee met six times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be reviewed by accessing our website. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee, among other things, will:

•	Review and recommend the composition of our Board, including the nature and duties of each of our committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Evaluate the charters of each of the committees and recommend who the committee chairs will be;

•	Review individual director’s performance, when issues arise, in consultation with the Chairman of the Board;

•	Recommend retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors;

•	Coordinate the evaluation of the CEO by the non-employee directors and provide results to the Compensation Committee;

•	Perform an annual self-evaluation and report the results to the Board;

•	Review stockholder proposals received for inclusion in the Company’s proxy statement and recommend action to be taken with regard to the proposals to the Board; and

•	Identify and recommend to the Board candidates to fill director vacancies.

Potential director candidates are identified through various methods, and the Committee welcomes suggestions from directors, members of management, and stockholders. Also, the Nominating and Governance Committee sometimes uses outside consultants to assist it with identifying potential director candidates. In 2005, the Company paid fees to an outside consultant who assisted the Board in identifying potential Board candidates.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. The Committee uses a matrix of functional and industry experiences for its current directors to develop criteria for new candidates when a vacancy becomes available. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board, and the CEO. Additional interviews may include other members of the Board, representatives from senior levels of management and a consultant if one is being used.

The Committee intends to maintain the maximum size of the Board at nine directors in accordance with the objective stated in our Corporate Governance Guidelines. When a vacancy occurs or is anticipated, the Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002, between October 29, 2006 and November 28, 2006.

Stockholders may obtain a copy of our Corporate Governance Guidelines, the Charters of each Committee and our Code of Conduct by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing our website at http://www.wm.com.

DIRECTOR NOMINEE AND OFFICER STOCK OWNERSHIP

In March 2004, the Board of Directors adopted stock ownership guidelines for our non-employee directors. Each director is required to hold common stock or common stock-based instruments, which can include the phantom stock units or stock units granted under our deferred compensation plans for directors, valued at five times his annual cash retainer. For non-employee directors other than Mr. Pope, five times the 2006 annual cash retainer of $50,000 equates to approximately 8,300 shares, and five times Mr. Pope’s 2006 annual cash retainer of $150,000 equates to 25,000 shares, each based on a $30 stock price. Directors have until March 2007, three years from the adoption of the guidelines, or three years from the date of election, whichever is later, to attain the required ownership level.

In October 2002, the Compensation Committee also adopted stock ownership guidelines for our executives, which are described in the Compensation Committee Report on page 23 of this Proxy Statement.

The Director Nominee and Officer Stock Ownership Table below shows how much common stock each director nominee and executive officer named in the Summary Compensation Table on page 14 owned as of March 10, 2006. None of these individuals own more than 1% of our outstanding shares. Collectively, the directors and officers as a group owned approximately 1.2% of our outstanding shares as of March 10, 2006.

The table does not include performance share units (“PSUs”) that the Company granted to each of the named executive officers in January 2005 and January 2006. The PSUs are settled in shares of our common stock based on the Company’s achievement of certain financial performance objectives during the established performance period. The actual number of shares of common stock the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of PSUs granted. The PSUs are not included in the Director Nominee and Officer Stock Ownership Table because the number of shares, if any, that will ultimately be issued is not known. The PSUs awarded to the named executive officers in 2005 are indicated in the Long Term Incentive Plan Award table on page 16 of this Proxy Statement.

Director Nominee and Officer Stock Ownership Table

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options	Phantom Stock (2)
Pastora San Juan Cafferty	13,682	40,000	0
Frank M. Clark, Jr.	11,057	0	0
Thomas I. Morgan	0	0	0
John C. Pope (3)	19,713	42,175	2,229
W. Robert Reum	9,237	0	0
Steven G. Rothmeier	11,296	44,350	258
Thomas H. Weidemeyer	5,092	0	0
David P. Steiner	206,247	815,000	10,358
Lawrence O’Donnell, III	124,872	905,000	2,684
David R. Hopkins	47,422	637,000	0
James E. Trevathan	42,982	502,690	0
Duane C. Woods (4)	32,785	167,000	3,324
All directors and executive officers as a group (26 persons)	935,173	5,775,687	31,326

(1)	Includes shares of restricted stock held by the executive officers that can only be voted and/or sold upon the passage of time. The shares of restricted stock are subject to forfeiture in certain circumstances if the executive officer leaves the Company. Also includes restricted stock units held by the executive officers and deferred stock units held by non-employee directors that will be paid out in shares of our common stock upon vesting of the unit award. The restricted stock units are also subject to forfeiture in certain circumstances if the executive officer leaves the Company, but the deferred stock units, held by non-employee directors, are not subject to forfeiture. The shares of restricted stock and the restricted stock units were granted to executive officers under the Company’s equity compensation plans, as further described in the Compensation Committee Report on page 23. The deferred stock units were received by the non-employee directors under the 2003 Directors’ Deferred Compensation Plan as described under “Director Compensation” on page 4. The following shares or units are included in the numbers presented:

	Deferred Stock Units	Restricted Stock	Restricted Stock Units
Pastora San Juan Cafferty	10,057	—	—
Frank M. Clark, Jr.	10,057	—	—
John C. Pope	15,375	—	—
W. Robert Reum	8,237	—	—
Steven G. Rothmeier	10,057	—	—
Thomas H. Weidemeyer	4,092	—	—
David P. Steiner	—	10,550	146,250
Larry O’Donnell, III	—	5,550	70,836
David R. Hopkins	—	3,950	18,961
James E. Trevathan	—	4,725	18,961
Duane C. Woods	—	5,925	18,961

(2)

Phantom stock units were received by certain non-employee directors pursuant to deferrals of their compensation under the Company’s previous directors’ deferred compensation plan and continue to be received by certain executive officers under the Company’s 409A Deferral Savings Plan (the “Deferral Plan”). The Deferral Plan is a nonqualified benefit plan designed to keep participants whole when they are affected by IRS limits on our qualified 401(k) plan. In general, employees with an annual base salary of $170,000 or greater are eligible to participate in the plan. Participants may elect to defer up to 25% of their base salary and up to 100% of their annual bonus. The Company provides matching contributions dollar for dollar on the first 3% of pay and fifty cents on the dollar for the next 3% of pay. Company matching contributions in the Deferral Plan begin when a participant has reached the IRS contribution limit in the 401(k) plan. The maximum amount of pay that is eligible for Company matching contributions under the 401(k) plan and the Deferral Plan is 6%. Amounts deferred under the Deferral Plan fluctuate based on selected investment funds that mirror those provided under the 401(k) plan. Phantom stock units are equal in value to one share of our common stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time that actual shares of common stock receive dividends. The value of the phantom stock units is paid out, in cash, at a future date elected by the director or executive.
(3)	The number of shares owned by Mr. Pope includes 435 shares held in a trust for the benefit of his children.
(4)	The number of shares owned by Mr. Woods includes (i) 125 shares held by his children, (ii) 1,333 shares held by an investment club in which Mr. Woods participates and (iii) 185 shares held by his wife’s IRA.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows the beneficial ownership of stockholders owning more than 5% of our common stock. We include this information based on Schedules 13D and 13G filed with the SEC as of March 10, 2006.

	Shares Beneficially Owned
Name and Address	Number	Percent
Southeastern Asset Management, Inc. (1) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	29,881,066	5.40

Wellington Management Company, LLP 75 State Street Boston, MA 02109	28,937,349	5.24

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	27,975,000	5.10

(1)	Based on a Schedule 13G filed with the SEC on February 10, 2006 by Southeastern Asset Management, Inc. Southeastern Asset Management beneficially owns 29,881,066 shares, as to which it has sole voting power with respect to 15,878,166 shares, sole dispositive power with respect to 19,697,500 shares, shared voting and dispositive powers with respect to 10,161,100 shares, no voting power with respect to 3,841,800 shares and no dispositive power with respect to 22,466 shares. Longleaf Partners Funds Trust is the beneficial owner of 10,161,100 shares as to which it has shared voting and dispositive powers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of our common stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide us with copies of any forms they file.

We are not aware of any stockholders owning more than 10% of our common stock. After reviewing the copies of the forms and written representations from our executive officers and directors, we believe that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their stock ownership and any changes in their ownership, with the exception of the following:

•	In September 2005, Forms 4 evidencing the biweekly accrual of phantom stock units under the Company’s Deferral Plan for Messrs. Aardsma, Felago and LaValley, each a Senior Vice President of the Company, were reported one day late due to the closure of the Company’s offices in connection with Hurricane Rita.

•	In September 2005, Cherie Rice, Vice President — Finance and Treasurer of the Company, amended her original Form 3, filed in January 2004, to report the ownership of 1,639 shares inadvertently omitted from her original Form 3.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 4, indicating their names, ages and a summary of their business experience for the past five years.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
David A. Aardsma	49	• Senior Vice President, Sales and Marketing since January 2005. • Vice President, Sales from August 2000 to January 2005.

Lynn M. Caddell	52

•      Senior Vice President and Chief Information Officer since March 2004.

•      President, Yellow Technologies, Inc. (subsidiary of Yellow Roadway Corp., transportation service provider) from November 1999 to March 2004.

Barry H. Caldwell	45

•      Senior Vice President — Government Affairs and Corporate Communications since September 2002.

•      Vice President — Government Relations, CIGNA Corporation (employee benefits provider) from October 2000 to September 2002.

Robert P. Damico	57	• Senior Vice President — Midwest Group since July 1998.

Patrick J. DeRueda	44

•      President, WM Recycle America, L.L.C. (formerly Recycle America Alliance, L.L.C.), a wholly-owned subsidiary of the Company, since March 2005.

•      Market Area General Manager — New Mexico Market from February 2003 to March 2005.

•      Market Area General Manager — Tucson, Arizona Market from March 2002 to February 2003.

•      District Manager from May 2001 to March 2002.

•      District Vice President of BFI Waste Systems (waste management company and a subsidiary of Browning-Ferris Industries, Inc., which was purchased by Allied Waste Industries, Inc. in August 1999) from March 1994 to May 2001.

Richard T. Felago	58

•      Senior Vice President — Business Development and Strategy since July 2004.

•      Senior Vice President — Eastern Group from May 2001 to July 2004.

•      President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, from May 1999 to May 2001.

David R. Hopkins	62	• Senior Vice President — Southern Group since March 2000.

Jimmy D. LaValley	51

•      Senior Vice President — People since January 2004.

•      Vice President — Human Resources and Recruiting from January 2001 to January 2004.

•      Executive Vice President of Community Relations for Covad Communications Group, Inc. (integrated voice and data communications provider) from April 2000 to December 2000.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Lawrence O’Donnell, III	48

•     President and Chief Operating Officer since March 2004.

•     Executive Vice President — Operations Support and Chief Administrative Officer from April 2003 to March 2004.

•     Executive Vice President — Western Group from July 2001 to April 2003.

•     Executive Vice President, General Counsel and Corporate Secretary from March 2001 to July 2001.

•     Senior Vice President, General Counsel and Corporate Secretary from February 2000 to March 2001.

Cherie C. Rice	43	• Vice President — Finance since May 2004, and Treasurer since January 2004. • Vice President — Investor Relations from July 1998 to January 2004.

Greg A. Robertson	52	• Vice President and Chief Accounting Officer since March 2004. • Vice President and Assistant Controller from July 2001 to March 2004. • Assistant Controller from March 2000 to July 2001.

James T. Schultz	57	• Senior Vice President, Employee and Customer Engagement since October 2005. • Vice President — Health and Safety from December 2000 to October 2005.

Robert G. Simpson	53

•     Senior Vice President and Chief Financial Officer since March 2004.

•     Senior Vice President and Chief Accounting Officer from April 2003 to March 2004.

•     Vice President and Chief Accounting Officer from May 2002 to April 2003.

•     Vice President — Taxation from November 1998 to May 2002.

James E. Trevathan	53	• Senior Vice President — Eastern Group since July 2004. • Senior Vice President — Sales and Marketing from May 2000 to July 2004.

Mark A. Weidman	49

•     President of Wheelabrator Technologies Inc. since March 2006.

•     Vice President — Operations of Wheelabrator from June 2001 to March 2006.

•     President — Residuals Processing Division of Synagro Technologies, Inc. (residuals management company) from August 2000 to June 2001.

Charles E. Williams	56	• Senior Vice President — Operations since May 2000.

Rick L Wittenbraker	58	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003. • Partner, Bracewell & Patterson, LLP (full service law firm), from 1983 to November 2003.

Duane C. Woods	54	• Senior Vice President — Western Group since July 2004. • Vice President and General Counsel — Western Group from August 1998 to July 2004.

EXECUTIVE COMPENSATION

The following tables show the compensation for the last three fiscal years of our CEO and our other four most highly paid executives. You can see the Compensation Committee’s report starting on page 23 for an explanation of our compensation philosophy.

Summary Compensation Table

	Year				Long Term Compensation			All Other Compensation ($)(4)
		Annual Compensation			Awards		Payouts
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s)($)(2)	Securities Underlying Options	LTIP Payouts ($)(3)
David P. Steiner Chief Executive Officer	2005 2004 2003	850,000 657,501 459,215	1,062,324 664,210 346,835	107,195 110,786 30,572	1,590,050 1,810,230 317,250	0 90,000 440,000	0 380,673 0	39,786 30,993 22,989

Lawrence O’Donnell, III President & Chief Operating Officer	2005 2004 2003	666,966 637,018 565,000	729,634 601,290 425,790	24,894 24,290 24,075	674,615 1,216,230 0	0 90,000 140,000	0 228,399 0	34,163 49,681 44,624

David R. Hopkins Senior Vice President — Southern Group	2005 2004 2003	498,169 504,577 470,962	510,856 386,151 377,000	12,573 14,772 14,770	313,240 231,470 0	0 75,000 100,000	0 0 0	28,757 39,258 34,322

James E. Trevathan Senior Vice President — Eastern Group	2005 2004 2003	507,573 434,506 372,500	525,576 388,916 248,927	23,619 44,665 16,927	313,240 231,129 0	0 70,000 120,000	0 0 0	28,757 37,408 31,563

Duane C. Woods Senior Vice President — Western Group	2005 2004 2003	461,812 411,740 340,288	477,629 391,757 278,683	22,182 6,923 0	313,240 222,938 0	0 70,000 24,000	0 0 0	27,273 19,003 23,331

(1)	The executive officers named above receive various perquisites provided by or paid for by the Company pursuant to their employment agreements and Company policies. These perquisites can include financial planning services, annual physicals, memberships in social and professional clubs, car allowances, life insurance, home security monitoring and power backup systems and personal use of the Company aircraft. Pursuant to the Company’s executive security program, the Company requires its Chief Executive to use the Company’s aircraft for personal use as well as business travel. The amounts reported in Other Annual Compensation for the executive officers named above are:

		Financial Planning ($)	Personal Use of Co. Aircraft ($)(a)	Club Initiation Fees / Assessments ($)	Club Dues ($)	Car Allowance ($)	Home Security ($)	Annual Physical ($)	Other ($)(b)
Steiner (c)	2005 2004 2003	— — —	81,099 67,299 7,425	— 7,995 1,500	9,946 7,613 6,948	12,000 12,000 12,000	2,500 1,757 2,699	774 — 449	876 876 1,273

O’Donnell	2005 2004 2003	— 2,695 200	— — —	1,500 — —	9,268 8,188 9,181	12,000 12,000 12,000	1,250 72 2,694	— 1,335 —	876 876 954

Hopkins	2005 2004 2003	— — —	— — —	— — —	— 733 2,770	12,000 12,462 12,000	— — —	573 1,577 —	— — —

Trevathan	2005 2004 2003	— — —	— — —	5,000 27,000 —	3,888 3,911 3,865	12,231 12,000 12,000	2,500 72 204	— 1,682 858	— 657 1,273

Woods	2005 2004 2003	— — —	— — —	— — —	8,282 — —	12,000 6,923 —	1,250 — —	650 — —	— — —

(a)

The table shows the incremental cost to us based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips.

(b)	“Other” includes parking for Messrs. Steiner, O’Donnell and Trevathan.
(c)	Due to administrative error, in last year’s Proxy Statement, Mr. Steiner’s personal use of the Company aircraft was incorrectly reported for 2004 as $81,421 and costs associated with Mr. Steiner’s annual physical in 2003 were incorrectly reported as $0.

(2)	The restricted stock awards reported include annual grants to executives as well as grants in connection with promotions. Additionally, we have included both shares of restricted stock, which receive dividends and are able to be voted, but are not subject to sale until time restrictions have lapsed, and restricted stock units, which receive dividend equivalents, but will not be able to be voted or sold until the unit vests and shares of common stock are issued. The amounts shown in the table above are based on the fair market value of our common stock on the date the awards were granted. The table below shows information for the grants reported in the table above, including the value of awards as of December 31, 2005 based on the closing price of our common stock on December 30, 2005 of $30.35:

	Number of Awards	Date of Grant	Vesting Schedule	No. of Awards at Year End Still Subject to Restriction	Value at Year End of Awards Still Subject to Restriction
Steiner
Restricted Stock Units Restricted Stock	55,000 50,000 11,100 15,000	1/27/05 6/25/04 3/04/04 4/03/03	Equal increments over four years 50% on 6/25/06, 25% on 6/25/07 and 6/25/08 Equal increments over four years Equal increments over three years	55,000 50,000 8,325 5,000	$ $ $ $	1,669,250 1,517,500 252,664 151,750

O’Donnell
Restricted Stock Units Restricted Stock	23,335 30,000 11,100	1/27/05 6/25/04 3/04/04	Equal increments over four years 50% on 6/25/06, 25% on 6/25/07 and 6/25/08 Equal increments over four years	23,335 30,000 8,325	$ $ $	708,217 910,500 252,664

Hopkins
Restricted Stock Units Restricted Stock	10,835 7,900	1/27/05 3/04/04	Equal increments over four years Equal increments over four years	10,835 5,925	$ $	328,842 179,824

Trevathan
Restricted Stock Units Restricted Stock	10,835 3,100 4,800	1/27/05 7/19/04 3/04/04	Equal increments over four years Equal increments over four years Equal increments over four years	10,835 2,325 3,600	$ $ $	328,842 70,564 109,260

Woods
Restricted Stock Units Restricted Stock	10,835 7,900	1/27/05 6/03/04	Equal increments over four years Equal increments over four years	10,835 5,925	$ $	328,842 179,824

(3)	On June 25, 2004, the Company granted 16,667 and 10,000 performance share units to Messrs. Steiner and O’Donnell, respectively. The units vested subject to the achievement of certain financial performance measures of the Company, allowing Messrs. Steiner and O’Donnell to earn from 0 to two times the number of units in shares of common stock. The units vested on December 31, 2004 and, based on the financial performance of the Company between March 31, 2004 and that date, Messrs. Steiner and O’Donnell received 12,714.52 and 7,628.56 shares of the Company’s common stock, valued at $380,673 and $228,399, respectively, as of December 31, 2004.
(4)	All Other Compensation generally includes the Company’s matching contributions to the 401(k) Plan, the Deferral Plan and life insurance premiums. Contributions for 2005 for the persons named above are indicated below.

	401(k)	Deferral Plan	Life Insurance
Steiner	$9,450	$28,800	$1,536
O’Donnell	$9,450	$23,212	$1,501
Hopkins	$9,450	$18,186	$1,121
Trevathan	$9,450	$18,186	$1,121
Woods	$9,450	$16,792	$1,031

Options Granted in Last Fiscal Year

There were no stock options granted to the executive officers in 2005. As detailed in the Compensation Committee Report on page 23, beginning in 2005, the Company’s long-term incentive program no longer includes stock options.

Option Exercises and Values at Fiscal Year End

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
			Exercisable	Unexercisable (2)	Exercisable	Unexercisable (2)
David P. Steiner	—	—	815,000	0	$5,190,200	$0
Lawrence O’Donnell, III	—	—	905,000	0	$7,909,125	$0
David R. Hopkins	—	—	700,000	0	$4,550,425	$0
James E. Trevathan	—	—	502,690	0	$3,838,125	$0
Duane C. Woods	—	—	167,000	0	$486,170	$0

(1)	The difference between the option exercise price and the market value of our common stock at year-end, which was $30.35 based on the closing price on the New York Stock Exchange on December 30, 2005. The actual gain, if any, an executive may realize will depend on the market price of the stock at the time of exercise. “In-the-money” means the market price of the stock is higher than the exercise price of the option on the date specified.
(2)	On December 16, 2005, the Compensation Committee approved the acceleration of the vesting, as of December 28, 2005, of all unvested stock options awarded under the Company’s stock incentive plans.

Long Term Incentive Plan Awards Granted in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans (1)
Name	Number of Performance Share Units Awarded (2)	Performance Period	Threshold	Value at Threshold	Target	Value at Target	Maximum	Value at Maximum
David P. Steiner (3)	33,333	01/01/05 – 12/31/06	16,667	$505,828	33,333	$1,011,657	50,000	$1,517,500
	55,000	01/01/05 – 12/31/07	27,500	$834,625	55,000	$1,669,250	110,000	$3,338,500
Lawrence O’Donnell, III (3)	20,000	01/01/05 – 12/31/06	10,000	$303,500	20,000	$607,000	30,000	$910,500
	23,335	01/01/05 – 12/31/07	11,668	$354,123	23,335	$708,217	46,670	$1,416,435
David R. Hopkins	10,835	01/01/05 – 12/31/07	5,418	$164,436	10,835	$328,842	21,670	$657,685
James E. Trevathan	10,835	01/01/05 – 12/31/07	5,418	$164,436	10,835	$328,842	21,670	$657,685
Duane C. Woods	10,835	01/01/05 – 12/31/07	5,418	$164,436	10,835	$328,842	21,670	$657,685

(1)	The Threshold, Target and Maximum amounts indicated represent shares of common stock. The dollar value indicated is based on the closing price of our common stock on December 30, 2005 of $30.35. The actual number of shares earned will be based upon the achievement of certain financial performance measures and the dollar value of the payout will be based upon the fair market value of our common stock at the time of payout.
(2)	The criteria to be applied in determining the amounts payable under the awards granted to Messrs. Steiner and O’Donnell for the 24-month performance period beginning January 1, 2005 and ending December 31, 2006, are a cumulative compound growth rate in Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”), weighted equally. EPS is defined to mean diluted EPS as reported by the Company (such valuation may exclude extraordinary, unusual or non-recurring items as determined by the Compensation Committee). ROIC is defined to mean (i) the Company’s average “Net Operating Profit After Taxes” (earnings before interest and taxes multiplied by 61.2%) for the performance period divided by (ii) the Company’s average “Invested Capital” (total debt plus shareholders’ equity minus cash and goodwill) for the performance period. For the awards granted to all of the executive officers for the 36-month performance period beginning January 1, 2005 and ending December 31, 2007, the measurement for determining the level of achievement of the award is ROIC.
(3)	The Maximum number of shares Messrs. Steiner and O’Donnell can receive under the awards granted for the 24-month performance period beginning January 1, 2005 and ending December 31, 2006 is 150% of Target.

Total Compensation

The total compensation included in the table below includes all amounts contained in the Summary Compensation Table on page 14 plus the value of all equity-based awards granted in 2005, based on the fair market value of our common stock on the date the awards were granted. As described elsewhere, these awards are subject to certain vesting and performance requirements and are not necessarily indicative of the actual amounts that the executive may ultimately receive.

Total 2005 Compensation
David P. Steiner	$6,203,062
Lawrence O’Donnell, III	$3,383,087
David R. Hopkins	$1,676,835
James E. Trevathan	$1,712,005
Duane C. Woods	$1,615,376

Employment Agreements

The Company has entered into employment agreements with certain of its officers, including the named executive officers. The agreements with the named executives contain provisions regarding consideration payable to the executives upon termination of employment, as described below. Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete and non-solicitation covenants, each of which lasts for two years after termination. Each of the executives’ agreement provides for a minimum base salary and states that once increased, the salary may not be decreased. Additionally, each of the executives’ agreement provides for eligibility in the Company’s annual incentive plan. Each of the executives is entitled to certain perquisites under the Company’s perquisite program for executives; however, in some cases as noted below, the executives’ employment agreement provides for greater perquisites. The Company’s executive perquisite program provides for the following:

Auto Allowance	• $12,000 per year

Financial, Legal and Tax Planning	• Actual cost, up to $15,000 per year • One time benefit not to exceed $20,000 for services in preparation for retirement

Social Organization/Health Club Initiation Fees and Dues	• One time initiation fee up to 10% of base salary • Monthly dues at cost, up to $500 per month

Annual Physical Exam	• At cost, through Company program

The employment agreements also provide for continued or accelerated vesting of equity-based awards in certain circumstances. However, in 2005, our Board of Directors accelerated the vesting of all outstanding stock options, effective December 28, 2005. Unless the Company grants stock options in the future, the vesting provisions, as they pertain to options, currently are not relevant. Additionally, the Company issued shares of restricted stock to certain employees in prior years. Although the Compensation Committee may decide to issue additional stock options or shares of restricted stock in the future, in 2004 it approved a substantial change in the form of equity-based incentive awards that we grant. Beginning in 2005, the Company’s long-term incentive plan includes grants of restricted stock units and performance share units. The terms of these awards specifically provide that the vesting provisions contained in the award agreements will supercede any contrary terms contained in the recipient’s employment agreement. The restricted stock units and performance share units vest on a prorated basis if the employee is terminated without cause or retires (although awards granted in 2005 will continue to vest for 36 months upon retirement) and are forfeited in the event of the employee’s voluntary termination or termination for cause. These awards will be fully vested, and in the case of the performance share units, as if the employee had remained employed until the end of the performance period, upon death or disability. In the event of a change in control, restricted stock units are fully vested unless assumed by the surviving entity and performance share units are vested and paid on a prorated basis as of the last fiscal quarter prior to the change in control unless assumed by the surviving entity. Additionally, the performance share units provide for the issuance of restricted stock units in the surviving entity equal to that number of performance share units that would have been earned had no change in control occurred and all performance targets had been met for the performance period, which will vest at the end of the original vesting period.

Mr. Steiner

Mr. Steiner’s employment agreement was entered into in May 2002 after he became General Counsel of the Company and was amended in October 2004. The term of Mr. Steiner’s agreement is for two years, with automatically renewing successive one-year periods. Mr. Steiner’s base salary under the agreement is $850,000, effective March 1, 2005, and his target bonus is 115% of salary, with a range of 0 – 230% of salary. The material terms of his agreement are as follows:

Perquisites:	• $12,000 annual club dues

Consideration upon Termination of Employment:

Death or Disability

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Prorated incentive bonus

•      Immediate vesting of all unvested stock options, which will be exercisable for one year

•      Two times base salary as of date of termination

Without Cause or for Good Reason

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Two times base salary plus target bonus

•      Continued coverage under benefit plans for two years

•      Continued vesting of stock options and restricted stock awards for two years

•      Prorated incentive bonus

Without Cause or For Good Reason within 2.5 years of Change in Control

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Three times base salary plus target bonus, paid in lump sum

•      Continued coverage under benefit plans for three years

•      Immediate vesting of all awards, grants and benefits, including equity awards, and continued ability to exercise for three years

•      Full maximum bonus, pro-rated to date of termination

•      Gross-up payment for any excise taxes

For Cause	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

Mr. O’Donnell

Mr. O’Donnell entered into his employment agreement in January 2000 when he joined the Company as Senior Vice President and General Counsel, and it was amended in October 2004. Mr. O’Donnell has a base salary of $671,375 effective March 1, 2005 and has a target bonus of 100% of base salary, with a range of 0 – 200%. The term of Mr. O’Donnell’s agreement is for continuously renewing (on a daily basis) five-year periods. The material terms of his agreement are as follows:

Perquisites	• $12,000 annual club dues

Consideration upon Termination of Employment:

Death or Disability

•     Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•     Prorated incentive bonus

•     Immediate vesting of all unvested stock options, which will be exercisable for one year

•     Two times base salary as of date of termination

Without Cause or for Good Reason

•     Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•     Two times base salary plus target bonus

•     Continued coverage under benefit plans for two years

•     Continued vesting of all other equity based awards for two years

•     Prorated incentive bonus

Without Cause or For Good Reason within 2.5 years of Change in Control

•     Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•     Three times base salary plus target bonus

•     Continued coverage under benefit plans for three years

•     Immediate vesting of all equity awards with ability to exercise for three years

•     Full target bonus, prorated to date of termination

•     Gross-up payment for any excise taxes

For Cause	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

Mr. Hopkins

Mr. Hopkins entered into his current employment agreement in March 2000 and it was amended in October 2004. Mr. Hopkins’ agreement is for a term of continuously renewing (on a daily basis) three years. Mr. Hopkins’ base salary, effective March 1, 2005, is $501,225 and his target bonus is 85% of base salary, with a range of 0 – 170%. The material terms of his agreement are as follows:

Consideration upon Termination of Employment:

Death or Disability

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Prorated incentive bonus

•      Immediate vesting of all unvested stock options, which will be exercisable for one year

•      Two times base salary as of date of termination

Without Cause or for Good Reason

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Two times base salary plus target bonus

•      Continued coverage under benefit plans for two years

•      Continued vesting of stock options and restricted stock for two years

•      Prorated incentive bonus

Without Cause or For Good Reason within 2.5 years of Change in Control

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Two times base salary plus target bonus

•      Continued coverage under benefit plans for two years

•      Continued vesting of all equity awards for two years after termination

•      Gross-up payment for any excise taxes

For Cause	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

Mr. Trevathan

Mr. Trevathan entered into his current employment agreement in June 2000 and it was amended in October 2004. Mr. Trevathan’s agreement is for a term of continuously renewing (on a daily basis) three years. Mr. Trevathan’s base salary, effective March 1, 2005, is $501,225 and his target bonus is 85% of base salary, with a range of 0 – 170%. The material terms of his agreement are as follows:

Consideration upon Termination of Employment:

Death or Disability

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Prorated incentive bonus

•      Immediate vesting of all unvested stock options, which will be exercisable for one year

•      Two times base salary as of date of termination

Without Cause or for Good Reason

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Two times base salary plus target bonus

•      Continued coverage under benefit plans for two years

•      Continued vesting of stock options and restricted stock for two years

•      Prorated incentive bonus

Without Cause or For Good Reason within 2.5 years of Change in Control

•      Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•      Two times base salary plus target bonus

•      Continued coverage under benefit plans for two years

•      Immediate vesting of all equity awards, exercisable for two years after termination

•      Full maximum bonus, prorated to date of termination

•      Gross-up payment for any excise taxes

For Cause	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

Mr. Woods

Mr. Woods entered into his current employment agreement in October 2004. Mr. Woods’ agreement is for a term of two years and automatically renews for successive one-year periods. Mr. Woods’ base salary is $465,750 as of March 1, 2005 and his target bonus is 85% of base salary, with a range of 0 – 170%. The material terms of his agreement are as follows:

Consideration upon Termination of Employment:

Death or Disability	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid • Prorated incentive bonus

Without Cause or for Good Reason

•     Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•     Two times base salary plus target bonus

•     Continued coverage under benefit plans for two years

•     Prorated incentive bonus

Without Cause or For Good Reason within 2.5 years of Change in Control

•     Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

•     Three times base salary plus target bonus

•     Continued coverage under benefit plans for three years

•     Maximum bonus, prorated to date of termination

•     Gross-up payment for any excise taxes

For Cause	• Base salary earned but not yet paid and prior year incentive bonus earned but not yet paid

The Company has not quantified the estimated benefits payable under the executives’ employment agreements because it does not believe any estimates would be meaningful. As disclosed in the Compensation Committee Report on page 23, the Compensation Committee works with tally sheets containing information regarding each executive’s compensation, including estimated payouts in the case of termination. However, the assumptions that must be made to make the estimates include but are not limited to: (i) the actual date of termination; (ii) the Company’s stock price on such date; (iii) the Company’s results of operations between the date of grant of long-term incentive awards and the date of termination; and (iv) the reason for the termination. Therefore, the Company does not believe that disclosing estimates that are so uncertain, and are themselves based on so many different hypothetical factors, is helpful to an understanding of the terms of the executives’ agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees preparation of the following report regarding 2005 executive compensation, including specific information regarding compensation of our CEO.

Overview

The Compensation Committee consists exclusively of non-employee, independent directors, and is responsible for overseeing all of our executive and senior management compensation. As part of its function, the Compensation Committee has established policies governing the compensation and benefits of all of our executives. The Committee specifically approves the compensation levels of our senior management, sets the bonus plan measures and goals for those individuals, sets the long-term incentive plan (LTIP) measures, and reviews an annual evaluation of our CEO prepared by the Nominating and Governance Committee in determining the CEO’s compensation.

In addition to the specific responsibilities regarding senior management, the Compensation Committee approves the design of our equity-based incentive plans and recommends new Company compensation plans. The Compensation Committee regularly works with management and independent consultants to assist with the review, design, implementation and communication of various compensation plans.

For a more detailed overview of the Compensation Committee’s role and responsibilities, please see the Compensation Committee charter at http://www.wm.com.

Philosophy

As a Committee, it is our objective to compensate executive officers in a manner that promotes recruiting, motivating, and retaining exceptional employees who will help the Company achieve its strategic business objectives and build superior stockholder value. The following principles guided our compensation programs during 2005:

•	The base salary levels for our senior executives are targeted at the 50th percentile of the competitive market, taking into account the relative responsibilities of the executives. Salaries are adjusted for each individual from the targeted positioning based on performance, experience, and responsibilities.

•	Annual incentives for senior executives are targeted at the 75th percentile for the competitive market, with comparable stretch performance targets. Performance targets are set aggressively so that in order to reach target payouts, exceptional performance is required. This supports a strong pay-for-performance relationship by placing a significant portion of annual compensation at risk.

•	Long-term incentives for senior executives are targeted at the 50th percentile of the competitive market, with the opportunity for the value delivered to exceed this market level based on exceptional performance.

•	Our total compensation package provides an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship.

•	Performance-based compensation programs are tied to performance measures that strongly influence shareholder value over time and that can be managed by senior executives.

•	Compensation plans are easy to understand and communicate.

•	Executives are required to hold a significant portion of the Company’s equity in order to promote alignment with stockholders.

Competitive Market

Annually, with the assistance of an outside consultant, the Company determines competitive levels of compensation by reviewing compensation survey data for companies with similar revenue to that of the

Company. Additionally, the pay levels of the most senior officers are compared to publicly available information from a group of companies that are similar in terms of size and business model.

Tally Sheets

Beginning in March 2006, the Committee established the process of reviewing a tally sheet for certain officers, including the Chief Executive Officer. The tally sheets include detailed information and dollar amounts for all material components of compensation, including base salary, annual cash bonus, long-term incentive compensation (including the value of all outstanding equity, shares beneficially owned and dividend equivalents earned), perquisites, welfare and retirement benefits, and severance payments under the following scenarios: voluntary termination, termination without cause, termination with cause, death/disability, retirement, and termination during a Change in Control period.

Base Salaries

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other senior executives. In making each salary decision, the Committee takes into account competitive market data, average salary increases for executives in companies of similar revenue size, overall corporate financial performance, and the executives’ individual performance.

Annual Bonuses

Participants are assigned target bonuses as a percentage of base salary, which are established by the Committee based on our desired positioning against the competitive market. The bonus targets are based upon individual position, level of responsibility, and each individual’s ability to impact the Company’s success. Target bonus opportunities for senior executives range from 50% to 115% of base salary. In 2005, the Company targeted annual incentive compensation at the 75th percentile of the market, with comparable stretch performance targets. Performance targets are set aggressively so that in order to reach target payouts, exceptional performance is required. Actual bonus awards are determined based on the Company’s and individual executive’s achievement against pre-established financial and operating/personal goals and can range from 0% to 200% of the target award depending upon performance. The Compensation Committee, based upon corporate and business unit objectives determined by the Board, establishes these goals at the beginning of each year. For 2005, 70% of the executives’ target bonuses were based on financial measures and 30% were based on operating/personal performance. The financial measures were divided equally between net income margin at the corporate level and cash flow at the corporate or business unit level depending upon the individual’s scope of responsibility. The operating/personal performance is based on performance measures that vary by business unit and individual responsibility. For 2005, the financial portion of the annual bonus paid out from 106.6% to 129.5% of target, with payouts varying depending upon the business unit cash flow results.

In 2006, the performance measures for senior executives under the annual incentive plan will remain net income margin, cash flow, and personal performance. Personal performance measures will include goals specific to each executive’s area of operation. As CEO, one of Mr. Steiner’s required personal performance measures will be a goal linked to the Company’s EPS performance.

Long-Term Incentive Program

The Company provides long-term incentive awards to individuals who can impact the Company’s long-term performance and value. The Company believes that its executives should have an ongoing stake in the long-term success of the Company. We also believe these key employees should have a considerable portion of their total compensation tied to the Company’s stock price performance.

Beginning in 2005, the Company’s long-term incentive program no longer includes stock options. The 2005 long-term incentive plan was redesigned to include an equally weighted combination of restricted stock units and performance share units. The restricted stock units emphasize retention while the performance share units emphasize the Company’s operating performance. Both are denominated in the Company’s common stock, further aligning executive and stockholder interests.

As our new long-term incentive program continues to evolve, we will be making changes that move it towards a more performance-based program. The intent is to further increase the link to performance by increasing the weighting of the performance share units over time. This change will put a greater emphasis on the Company’s operating performance while maintaining some retention value.

The value of each restricted stock unit is equal to the value of one share of the Company’s common stock. The units vest in equal annual installments over four years from the grant date, provided that the employee remains employed through the vesting date. Recipients have the opportunity to make deferral elections for each tranche. Throughout the vesting period, holders of restricted stock units have the right to receive dividend equivalents, though they do not have the right to vote their restricted stock units.

The value delivered to recipients through performance share units is based on two factors: (1) performance as measured by the three-year average return on invested capital (excluding cash and goodwill); and (2) the market price of the Company’s common stock. A target number of performance share units is established at the beginning of each three-year period for each participant. At the end of the three-year period, the number of shares awarded can range from 0% to 200% of the targeted amount depending upon the Company’s three-year return on invested capital. Additionally, since the value of each share is tied to the stock price, the value received at the end of the three-year performance period will fluctuate with the value of the Company’s common stock. Six months prior to the end of the performance period, recipients have the opportunity to defer their performance share unit award. Throughout the performance period, there are no dividend equivalents paid on the units and holders do not have the right to vote their performance share units.

As previously disclosed in other public filings and the Company’s financial statements, in December 2005 the Compensation Committee approved that all outstanding stock options of active employees not currently vested become vested and exercisable effective December 28, 2005. The Committee’s decision did not affect any outstanding restricted stock grants, restricted stock units, performance share units, or any other form of equity-based compensation. In making its decision, the Committee considered several factors, including but not limited to the impact on the Company’s financial results and the retention of employees and executive officers. The decision to accelerate the vesting of the stock options was made primarily to reduce non-cash compensation expenses that would have been recorded in future periods following the Company’s adoption of new accounting rules that generally require the recognition of compensation cost for the fair value of equity-based compensation over the service period.

Other than David P. Steiner, Chief Executive Officer of the Company, no member of the Board of Directors held any stock option affected by the Committee’s decision. Executive officers of the Company held options to purchase an aggregate of approximately 1.7 million shares of common stock that were vested in accordance with the acceleration, including 321,250 options held by Mr. Steiner. The Company’s executive officers are, however, subject to restrictions on selling shares of Company common stock until they have met certain ownership requirements in accordance with the Company’s Stock Ownership Guidelines.

Perquisites

Senior executives are eligible for the following taxable benefits: auto allowance; financial, legal and tax planning; home security; and social organization/health club fees. Senior executives also receive an annual executive physical that is treated as a non-taxable benefit because it is required for the benefit of the Company. Personal use of the Corporate aircraft is required for CEO travel for security purposes and is permitted for other executives’ personal use only in special circumstances and with CEO approval.

Other Benefits

Senior executives are able to defer a portion of their salary and bonus for payment at a future date under the Company’s Deferral Plan. Funds deferred under this plan fluctuate based on selected hypothetical funds that are the same as those in the employee 401(k) plan. Senior executives are also able to participate in the Company’s tax-qualified broad-based employee stock purchase plan.

Stock Ownership Guidelines

Executives at the Senior Vice President level and above, as well as certain executives at the Vice President level, are subject to our stock ownership policy. The objectives of the ownership policy are to ensure that Company executives:

•	Hold a meaningful amount of Company stock; and

•	Retain shares acquired from the Company’s equity compensation programs for a period of time.

To achieve these objectives, the Company has implemented stock ownership guidelines that vary by level and are expressed as a fixed number of shares. Ownership levels were established based on one, two, three, four, and five times base salary, depending upon the position. Shares owned outright, deferred stock units in the Deferral Plan and shares held in the 401(k) plan count towards meeting the guideline. The following table outlines the established ownership level by position.

Position	Ownership Target as a Number of Shares	Number of Years to Attain	Percent of Net Profit Shares Required to be Held for 1 Year*
CEO	145,000	5 Years	100%
COO & President	87,350	5 Years	100%
Chief Financial Officer	42,000	5 Years	100%
Senior Vice Presidents-Group	32,600	5 Years	100%
Senior Vice Presidents-Corporate	25,575	5 Years	100%
President-Subsidiary	20,000	5 Years	100%
Designated Vice Presidents	6,950-8,550	7 Years	50%

*	Net profit shares are those remaining after payment of exercise price (if any) and withholding taxes with shares of common stock; all covered executives are required to retain 50% to 100% (depending upon position) of net profit shares for one year until ownership guidelines are attained.

Executive Officer Severance Policy

In August 2005, the Compensation Committee approved an Executive Officer Severance Policy. The policy states that the Company shall not enter into a future severance arrangement with an executive officer that provides for benefits in an amount that exceeds 2.99 times the executive officer’s then current base salary and target bonus, unless such future severance arrangement receives stockholder approval.

Chief Executive Officer Compensation

David P. Steiner

Because of the size of Mr. Steiner’s increases in March and November of 2004 in connection with his promotion to CEO, he did not receive a base salary increase in 2005. His base salary remained at $850,000. Mr. Steiner’s annual target bonus opportunity for 2005 was 115% of base salary. He earned a bonus payout of $1,062,324 for 2005, which was based on the achievement of performance goals described above, under “Annual Bonuses.” As CEO, Mr. Steiner received an annual award of 55,000 restricted stock units and 55,000 performance share units under the Company’s annual Long-Term Incentive Plan. In 2005, Mr. Steiner also received an award of 33,333 performance share units in connection with his promotion to Chief Executive Officer in March 2004.

Upon review in 2006, the Committee determined that Mr. Steiner’s base salary should increase to $925,000 effective April 2006. In making this decision, the Committee considered a formal review of Mr. Steiner’s performance, a competitive market analysis of his pay, and a tally sheet detailing all components of his compensation.

Compensation Deductibility

In designing Waste Management’s compensation programs, the Compensation Committee’s primary consideration is the Company’s achievement of strategic and financial business goals that serve to enhance stockholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the four highest paid officers other than the CEO, unless such compensation meets certain performance-based requirements. The Company’s annual incentive plan and performance share plan currently meet the performance-based requirements under Section 162(m). Grants of time-based restricted stock are not considered performance-based and therefore are not deductible. The Committee establishes and oversees executive officer compensation programs that are deductible to the Company. However, the Committee may award compensation from time to time that is not fully tax deductible if the Committee determines that such awards are consistent with its philosophy and in the best interests of the Company and its stockholders.

The Compensation Committee of the Board of Directors

W. Robert Reum, Chairman

Pastora San Juan Cafferty

John C. Pope

Steven G. Rothmeier

Thomas H. Weidemeyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005 Ms. Cafferty and Messrs. Pope, Reum, Rothmeier and Weidemeyer served on the Compensation Committee. In addition, Mr. Robert S. Miller served on the Compensation Committee during 2005 until his retirement from the Board in August 2005. No member of the Compensation Committee was an officer or employee of Waste Management during 2005; however, Mr. Miller served as interim President and Chief Executive Officer from August 1999 until November 1999. In addition, no member of the Compensation Committee has any relationship with Waste Management that would otherwise require disclosure.

During 2005 none of our executive officers served as:

•	a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee;

•	a director of another company, one of whose executive officers served on our Compensation Committee; or

•	a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

RELATED PARTY TRANSACTIONS

The Company is not aware of any related party transactions that would require disclosure.

STOCK PERFORMANCE GRAPH

The graph below shows the relative investment performance of Waste Management common stock, the Waste & Disposal Services Index and the S&P 500 for the last five years, assuming reinvestment of dividends at date of payment into the common stock. The following graph is presented pursuant to SEC rules and is not meant to be an indication of our future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Waste Management	$100	$115	$83	$107	$111	$116
Dow Jones Waste & Disposal Services Index*	$100	$112	$88	$117	$121	$129
S&P 500	$100	$88	$69	$88	$98	$103

*	Formerly the Dow Jones Pollution Control Index.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2005, those matters required to be discussed by Statement on Auditing

Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2005, as well as Ernst & Young’s related report.

•	Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheets at December 31, 2005, and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2005, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal audit.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2005. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2006.

The Audit Committee of the Board of Directors

Steven G. Rothmeier, Chairman

Frank M. Clark, Jr.

John C. Pope

W. Robert Reum

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The next proposal on the agenda for the Annual Meeting will be a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2006.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2005	2004
	(in millions)
Audit Fees	$8.9	$13.0
Audit-Related Fees	1.6	2.3
Tax Fees	0.1	0.3
All Other Fees	0.0	0.0

Total	$10.6	$15.6

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and employee benefit plan audits. Tax fees were for tax assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. At the beginning of each year, all audit and audit-related services and fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2005 and 2004, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 28, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

In connection with the audit of the 2005 and prior year financial statements, we entered into engagement letters with Ernst & Young, which set forth the terms by which Ernst & Young would perform audit services for the Company. Those agreements are subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

PROPOSAL TO AMEND THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN

(Item 3 on the Proxy Card)

Description of the Amendment

The Board of Directors believes it is in our best interests to encourage stock ownership by our employees. Accordingly, the Board of Directors established the ESPP, which was approved by stockholders at our 1997 Annual Meeting. An aggregate of 1,000,000 shares of common stock was originally authorized for issuance under the ESPP. Stockholders approved increases in the number of shares authorized for issuance to 2,250,000 at the 2000 Annual Meeting and to 4,250,000 at the 2003 Annual Meeting. As of March 10, 2006, approximately 35,000 employees were eligible to participate and only 164,979 shares remained available for issuance. Therefore, the Board of Directors will present a proposal to increase the number of shares authorized for issuance by an additional 2,500,000 shares of common stock by amending the ESPP.

Description of the ESPP

The ESPP permits eligible employees to purchase shares of common stock at a discount. On the last day of each six-month period between January 1 and June 30 and July 1 and December 31 (each, an “Offering Period”), each employee who is enrolled in the ESPP will automatically purchase a number of shares of common stock determined by dividing such employee’s payroll deductions accumulated in the ESPP during such Offering Period by the Offering Price. The Offering Price of each of the shares purchased in a given Offering Period is the lower of 85% of the fair market value of a share of common stock on the first or last day of the Offering Period. If an employee withdraws from participation during an Offering Period, the monies contributed to the Plan are refunded immediately without interest. On March 10, 2006, the fair market value of our common stock was $33.87 per share.

The ESPP is administered by the Administrative Committee of the Waste Management Employee Benefit Plans, a committee appointed by the Board of Directors. The Administrative Committee has the authority to interpret all provisions of the ESPP. Generally, employees who have been employed for at least 30 days prior to the first day of an Offering Period are eligible to participate in the ESPP.

Eligible employees may elect to participate by enrolling in the plan and authorizing after-tax payroll deductions from their pay. The payroll deduction may not exceed ten percent of the employee’s gross pay. In addition, an employee cannot contribute more than any amount that would (a) result in the employee owning common stock and/or options to purchase common stock making up five percent or more of our outstanding capital stock, or (b) permit such employee to purchase in excess of $25,000 in fair market value of common stock in any given year.

All payroll deductions for the ESPP are placed in a general corporate account. No interest accrues on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Employees may purchase common stock under the ESPP only through payroll deductions.

The Board of Directors may amend the ESPP at any time. However, the ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), including stockholder approval if required.

The ESPP will terminate on (i) the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase, or (ii) the date on which the ESPP is terminated by the Board of Directors.

Participation in the ESPP is discretionary, and participants can contribute up to ten percent of their gross pay, subject to the limitations described above. Additionally, the value of the common stock purchased will vary based on the fair market value of our common stock on the first and last days of the Offering Period. Accordingly, the number of shares that may be purchased in the future by the five most highly compensated executive officers listed in this Proxy Statement, the executive officers as a group and all employees (other than the executive officers) as a group is not currently determinable. Non-employee directors of the Company are not eligible to participate in the ESPP.

Federal Income Tax Consequences

The ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code, which provides that an employee does not have to pay any federal income tax when he elects to participate in the ESPP or when he purchases shares of common stock in accordance with the terms of the ESPP. However, as a general rule, the employee is required to pay federal income tax on the difference, if any, between the price at which he sells the shares received under the ESPP and the price paid for them.

The foregoing does not constitute a complete statement of the federal income tax effects under the ESPP, and each participant in the ESPP should consult with his or her own tax advisor to determine the particular tax effects of participation in the ESPP and transactions in shares received thereunder.

The foregoing description of the ESPP is qualified in its entirety by, and should be read in conjunction with, the text of the ESPP, a copy of which, as proposed to be amended, is attached hereto as Appendix C.

The affirmative vote of the holders of a majority of the shares of Waste Management common stock present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders is required for approval of the amendment to the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

EQUITY COMPENSATION PLANS INFORMATION

Plan Category (a)	Number of securities to be issued upon vesting or exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (b)	30,342,719	(c)	$27.20	(d)	25,014,551	(e)
Equity compensation plans not approved by security holders (f)	1,905,872	(g)	$28.57	(h)	539,053	(i)

Total	32,248,591		$27.28		25,553,604

a)	Excludes options and warrants to purchase 3,662,687 shares of our common stock, at a weighted-average exercise price of $35.78. These options and warrants were granted under compensation plans and individual arrangements by Sanifill, Inc., United Waste Services, Inc., Wheelabrator Technologies Inc., Waste Management Holdings, Inc. and Eastern Environmental Services, Inc., companies that we acquired between 1996 and 1998. Upon consummation of our acquisition of these companies, all of the options and warrants to purchase their common stock that were then outstanding were converted into the right to purchase shares of our common stock. No additional options, warrants or other rights can be granted under any of these assumed plans.
b)

Plans approved by stockholders include our ESPP, 1993 Stock Incentive Plan, 2000 Stock Incentive Plan, 1996 Non-Employee Director’s Plan and 2004 Stock Incentive Plan. The ESPP provides for two purchase periods each year during which eligible employees purchase shares of our common stock through payroll deductions made throughout the purchase period. At the end of the purchase period, shares are purchased at a price equal to 85% of the lesser of the closing price of our common stock on the first or last business day of the applicable purchase period. The purchase periods are January 1 to June 30 and July 1 to December 31 of each year. It is impossible for the Company to calculate the number of shares that will be issued or the price at which they will be issued, and therefore ESPP shares are excluded from the number of shares to be issued upon exercise and the weighted average exercise price columns in this table.

c)	Excludes purchase rights accruing under the ESPP. Includes (i) 8,539,263 shares issuable upon exercise of options outstanding under our 1993 Stock Incentive Plan, 867,500 shares issuable upon exercise of options outstanding under our 1996 Non-Employee Director’s Plan, 19,252,151 shares issuable upon exercise of options outstanding under our 2000 Stock Incentive Plan and 112,407 shares issuable upon exercise of options outstanding under our 2004 Stock Incentive Plan; (ii) 93,450 unvested shares of restricted stock issued under the 2000 Stock Incentive Plan and 11,000 unvested shares of restricted stock issued under the 2004 Stock Incentive Plan; (iii) 767,251 shares issuable upon vesting of restricted stock units issued under the 2004 Stock Incentive Plan; and (iv) 699,697 shares issuable upon vesting of performance share units issued under the 2004 Stock Incentive Plan. The number of shares included as issuable upon vesting of the performance share units is the target number of shares issuable under those awards; dependent on the achievement of Company performance goals under the awards, the actual number of shares issued may range from 0 to 200% of the target.
d)	The weighted-average exercise price of awards issued under plans approved by stockholders excludes (i) purchase rights under the ESPP and (ii) unvested shares of restricted stock and shares issuable upon vesting of performance share units and restricted stock units issued under our stock incentive plans. Other than the purchase rights under the ESPP as described in footnote b), none of these awards require any payment by the grantee to the Company; shares of restricted stock and restricted stock units are time-based vesting awards and performance share units are Company performance-based vesting awards.
e)	Includes 164,979 shares that may be issued under the ESPP and 24,849,572 that may be issued under the 2004 Stock Incentive Plan. In calculating the number of shares available for issuance under the 2004 Stock Incentive Plan, two times the number of shares issuable upon vesting of the performance share units that are outstanding are counted as potentially issuable and therefore not available for grant, as the terms of those awards allow for the issuance of up to 200% of the target, depending on Company performance, as described in footnote c) (except for the promotional share units granted to Messrs. Steiner and O’Donnell in January 2005, which are counted at 1.5 times the target, as the terms of those awards provide for a maximum payout of up to 150% of target). No additional shares may be issued under the 1993 Stock Incentive Plan, as that plan expired in May 2003. Additionally, upon approval by stockholders of the 2004 Stock Incentive Plan, all shares available under the 2000 Stock Incentive Plan and the 1996 Non-Employee Director’s Plan became available for issuance under the 2004 Stock Incentive Plan.
f)	Includes our 2000 Broad-Based Employee Plan and 2003 Directors’ Deferred Compensation Plan. Also includes individual arrangements under which warrants to purchase our common stock were issued as compensation for goods and services between 1994 and 1997 and expire through 2007. No awards under the Broad-Based Employee Plan are held by, or may be issued to, any of our directors or executive officers. The Broad-Based Employee Plan allows for the granting of stock options, appreciation rights and stock bonuses to employees on such terms and conditions as the Compensation Committee may decide; provided, that the exercise price of options may not be less than 100% of the fair market value of the stock on the date of grant, and all options expire ten years from the date of grant. The 2003 Directors’ Deferred Compensation Plan allows directors to defer a portion of their compensation by receiving shares of common stock in lieu of cash and requires them to receive shares of common stock in lieu of cash for a portion of their compensation. The number of shares issuable to the directors is valued as of the date the directors would otherwise receive cash compensation, based on the fair market value of the common stock as of such day, and is issued following the termination of the directors’ service on the board.
g)	Includes (i) 746,349 shares issuable upon exercise of outstanding options issued under the 2000 Broad-Based Plan; (ii) 1,093,759 shares issuable upon exercise of warrants; and (iii) 65,764 shares issuable upon vesting of outstanding rights under the 2003 Directors’ Deferred Compensation Plan.
h)	The weighted-average exercise price of awards issued under plans not approved by stockholders excludes the 65,764 stock units issued to directors under the 2003 Directors’ Deferred Compensation Plan, as those awards require no consideration to be paid by the directors.
i)	Includes 111,114 shares remaining available for issuance under the 2000 Broad-Based Employee Plan and 427,939 shares remaining available for issuance under the 2003 Directors’ Deferred Compensation Plan.

STOCKHOLDER PROPOSAL RELATING TO THE ELECTION OF DIRECTORS

BY MAJORITY VOTE

(Item 4 on the Proxy Card)

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, which owns 143 shares of Waste Management common stock. The proposal has been included verbatim as it was received by us.

Stockholder Proposal

RESOLVED: That the shareholders of Waste Management (“Waste Management” or “the Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance document (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Stockholder Supporting Statement

Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the Board of Directors must receive a majority of the votes cast to be elected or re-elected to the Board.

We believe a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast is “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

Similar proposals to this one received high levels of support last year, winning majority support at Advanced Micro Devices, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon and others. Leading proxy advisory firms also recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the Board; however, this policy is valid only if the Board accepts the resignations. We believe that these policies are inadequate for they are based on the continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support FOR this important director election reform.

Waste Management Response to Stockholder Proposal Regarding Election of Directors by Majority Vote

Your Board does not believe that electing directors under a different standard would result in a more effective Board, nor does the proponent assert that our Board has not acted in the best interest of its stockholders. We believe that implementation of a majority voting system would unnecessarily complicate the election of directors and likely have unintended and unforeseen consequences. Plurality voting is the base standard under most state corporate laws, including Delaware which applies to our Company. Plurality voting is understood by, and has worked well for, our stockholders and is used by corporations that have been identified as leaders in corporate governance reforms.

Current Delaware law states that each incumbent director serves until a successor is elected and qualified for his or her position. Under the proponent’s proposal, any incumbent director who did not receive a majority of votes would nonetheless continue to serve as a director until his or her successor is elected by a subsequent vote of stockholders. Additionally, if any non-incumbent nominee did not receive a majority of the votes cast, the resulting vacancy could be filled by a successor designated by the other directors. Therefore, your Board believes that a majority voting system could result in a less democratic alternative than the current plurality voting system, as stockholders would be taken out of the process altogether in certain circumstances. Finally, a majority voting standard would apply equally to stockholder nominees, thereby making it more difficult for stockholder nominees to get elected.

Additionally, implementation of the proposal could unnecessarily increase our Company’s costs in connection with its annual meetings. We may be required to take additional actions such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies to obtain the required vote to elect directors, all of which would result in increased spending for routine elections. Your Board believes this would be a poor use of Company and stockholder resources.

Under the Company’s current plurality voting system, a “withhold vote” campaign allows stockholders to express their views in a way that does not affect our fundamental governance structure. The proponent’s supporting statement does not address the usefulness and the power of stockholders’ ability to withhold votes under the plurality system.

The best system of voting for directors is a topic that continues to be debated. While the Company does not oppose a meaningful modification to the current plurality standard, your Board believes it would not be in the best interest of the Company and our stockholders to prematurely make changes to the Company’s voting system before we know more about when and whether changes may be made to Delaware law.

Your Board believes that Waste Management stockholders currently and rightfully have a meaningful role in the director election process. Waste Management has in place robust corporate governance processes. With the exception of our Chief Executive Officer, our Board is comprised solely of independent directors, including a Non-Executive Chairman, each of whom is elected by stockholders annually. The Company’s corporate governance processes have been designed to identify and propose director nominees who will serve the best interests of the Company and its stockholders.

The Company’s stockholders have a history of electing strong and independent Boards, not only by a plurality, but in fact by a substantial majority of votes cast. In Waste Management’s history, no Board-nominated director has ever had a majority of votes withheld in his or her election. In fact, each Board-nominated director has received a substantial majority of “for” votes cast in his or her election.

Making a change to the Company’s current system of plurality voting is not necessary to give our stockholders a more meaningful role in the election of directors process. Additionally, your Board believes that instituting a vote requirement that potentially decreases democracy and increases costs and uncertainty is not in furtherance of good corporate governance.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

We do not intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

OTHER INFORMATION

Stockholder Proposals for the 2007 Annual Meeting

Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2007 Annual Meeting should notify our Corporate Secretary. The written proposal must be received at our offices no later than November 28, 2006 and no earlier than October 29, 2006. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding common stock or (b) shares of our common stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2007 Annual Meeting.

Expenses of Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Mellon Investor Services has been hired to help in the solicitation of proxies for the 2006 Annual Meeting for a fee of approximately $8,000 plus associated costs and expenses.

Annual Report

A copy of our 2005 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2005, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement, we will promptly deliver it to you, upon your oral or written request to: Waste Management, Inc., Corporate Secretary, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, telephone 713-512-6200.

Stockholders of record residing at the same address and currently receiving only one copy of the Proxy Statement and Annual Report may request multiple copies of the Proxy Statement and Annual Report in the future by contacting ADP, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may request that only a single copy of the Proxy Statement and Annual Report be mailed in the future by contacting ADP at the address and telephone number noted above.

How to Receive Next Year’s Proxy Statement and Annual Report On-Line

You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says “Electronic delivery of your annual report & proxy statement” in the Investor Relations Section under “Request Information.”

Additionally, most stockholders who vote their shares for the 2006 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your shares, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2007 become available, you will receive an email notice instructing you on how to access them over the Internet.

Appendix A

WASTE MANAGEMENT, INC.

CORPORATE GOVERNANCE GUIDELINES

Board Mission and Responsibilities

Mission Statement

The Company’s primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

Corporate Authority & Responsibility

All corporate authority resides in the Board of Directors as the representative of the stockholders. The Board delegates authority to management to pursue the Company’s mission. Management, not the Board, is responsible for managing the Company. The Board retains responsibility to recommend candidates to the stockholders for elections to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer (the “CEO”), oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

Board Structure

Board Composition

Independent Directors shall constitute a substantial majority of the Board.

Number of Directors

The Board shall have an objective to maintain its size at nine directors.

Committees

The standing Board committees shall be the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All standing committees shall be made up of Independent Directors. Committees shall receive authority exclusively through delegation from the Board. The Board must ratify all committee actions unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting. The Board shall have responsibility for determining any qualifications of committee members, including whether any member of the Audit Committee is an “Audit Committee Financial Expert”. The Board shall appoint a Chairperson of each Committee who will serve until his or her successor is appointed. The Board intends to rotate the Committee Chairpersons periodically.

Independent Director

Each director must be affirmatively determined by the Board to be an “independent director” as required by the New York Stock Exchange (“NYSE”). In order to meet or exceed the NYSE requirements, the Board has established the following categorical standards and if a director meets such standards, he or she will be presumed to be independent:

1.	During the past three years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.

2.	During the past three years, neither the director, nor any of his or her immediate family members, has received any direct compensation from the Company other than director fees.

3.	Neither the director, nor any of his or her immediate family members, is currently employed by (or affiliated with) the Company’s auditors, and during the past three years, neither the director nor any of his or her immediate family members have been employed by (or affiliated with) the Company’s auditors and personally worked on the Company’s audit.

4.	During the past three years, neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director.

5.	The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.

6.	During the past three years, neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from the Company represent more than 1% of the Company’s or the supplier’s/customer’s consolidated gross revenues.

7.	The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company he serves as an executive officer and (ii) if a director of the Company serves as an officer, director or trustee of a not for profit organization, and the Company’s or the Waste Management Charitable Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than 2% (or $1,000,000 whichever is greater) of that organization’s consolidated gross revenues.

Annually, the Board will review all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

Directors

Nominees for Election to the Board

The Nominating and Governance Committee shall recommend nominees to the full Board for annual elections of directors.

Retirement

Directors shall submit their resignation due to retirement effective at the annual meeting of stockholders immediately following their 72nd birthday.

Changes in Professional Responsibility

The Board should consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill directorship obligations. To facilitate the Board’s consideration, (i) the CEO and other employee directors shall submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles, and (ii) all Independent Directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities.

Director Compensation

The compensation of directors shall be reviewed annually by the Nominating and Governance Committee, which shall make recommendations to the full Board. The Board’s philosophy is that a substantial portion of director compensation shall be equity-based.

Stock Ownership Guidelines

Each Independent Director is required to own shares of Company common stock valued at five times his annual cash retainer. Existing directors will have three years from March 4, 2004, the date of adoption of the stock ownership guidelines, to attain such level of ownership. Directors elected after March 4, 2004 will have three years from the date of election to the Board to attain such level of ownership.

Outside Board Memberships

The CEO and other senior management members of the Board shall seek the approval of the Board before accepting outside board memberships. Directors must immediately notify the General Counsel of the Company upon invitation to an outside Board to allow for conflicts checks.

Board Operations

Board Meetings

The Chairman of the Board shall preside at all meetings of the Board. In the absence of the Chairman of the Board, the Chairman of the Nominating & Governance Committee will preside at all meetings of the Board and act as Chairman.

Board Agenda

Each director shall have the right to make recommendations for items to be placed on the Board agenda. The Chairman shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

Strategic Planning

The Board shall hold an annual strategic planning session. The timing and agenda for this meeting is to be suggested by the CEO.

Independent Advice

The Board may seek legal or other expert advice from a source independent of management. Generally this would be with the knowledge of the CEO.

With regard to investigations approved by resolution of the Board and in which the Board believes there may be a potential conflict of interest, the Board shall select independent outside counsel, accountants and other advisors it determines are independent of the Company and management, and the cost of such advisors will be paid by the Company.

Access to Top Management

Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the CEO, President, Chief Financial Officer or General Counsel.

Executive Meetings of Independent Directors

An executive meeting of Independent Directors should be held in connection with each regularly scheduled Board meeting, with the exception of meetings held by telephone. The Chairman of the Board shall lead these sessions and act as presiding director.

Mailing Board Meeting Materials

Directors should receive materials for regular Board meetings at least three calendar days before the meeting. It is recommended that directors receive three days notice of Special Board Meetings. If necessary, the Company’s By-laws allow for as little as 24 hours formal notice for a Special Board Meeting. Materials for Special Board Meetings shall be distributed as promptly as practicable.

Guidelines Regarding Field Board Meetings or Director Visits to Operational Sites

Board meetings shall periodically include operational site visits.

Board Evaluation

The Nominating and Governance Committee shall be responsible for evaluating directors as part of its process for recommending director nominees to the Board.

The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation by the directors of the Board’s and committees’ performance and procedures.

CEO Evaluation

The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation of the CEO by the Independent Directors. The Independent Directors will also determine guidance for the Compensation Committee with respect to CEO compensation. The Chairman of the Board shall be the liaison with the CEO.

Management Succession

The Board shall coordinate with the CEO to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The CEO shall report to the Board annually about development of senior management personnel and succession plans.

Media Relations

Management speaks for the Company.

Director Orientation

The Board shall adopt an orientation program for new directors, that includes an orientation module for new members of the Audit Committee. All directors are encouraged to attend programs on Board governance and service, as they feel appropriate, and the costs of such programs shall be paid by the Company.

Appendix B

WASTE MANAGEMENT, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications, performance and independence, and (4) the performance of the Company’s internal auditor function. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board with respect to the specific authority delegated to the Audit Committee in this Charter or hereafter specifically delegated to the Audit Committee by the Board of Directors, except as may be prohibited by law.

The independent auditors of the Company are ultimately accountable to the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and such auditor). In fulfilling that responsibility, the Audit Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors (and to nominate the independent auditor for stockholder approval). The Audit Committee shall also have the ultimate authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company’s independent auditor. The Audit Committee also has the responsibility for evaluating and determining that the audit engagement team has the competence necessary to conduct the audit engagement in accordance with Generally Accepted Auditing Standards (“GAAS”).

COMMITTEE MEMBERSHIP STRUCTURE

The Audit Committee shall be elected by the Board of Directors and may be removed by the Board of Directors. The Audit Committee shall consist of not less than three members of the Board of Directors. The members of the Audit Committee shall receive no compensation from the Company other than fees and other remuneration paid in their capacity as a director, committee member, committee chair or non-executive Chairman of the Board. Without limiting the foregoing, no Audit Committee member may accept any consulting, advisory or other compensatory fee from the Company or its affiliates. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also elect a chairman of the Audit Committee. Each member of the Audit Committee must be an “independent director” determined in accordance with the Company’s Corporate Governance Guidelines, which meet or exceed the New York Stock Exchange requirements and any currently adopted Federal legislation, rule or regulation (the “Applicable Rules and Regulations”).

RESPONSIBILITIES

The Audit Committee shall:

Financial Statement and Disclosure Matters

•	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles, practices, and judgments, as well as the adequacy and effectiveness of accounting and financial internal controls that could significantly affect the Company’s financial statements.

•	Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be accepted, as prepared by management, for inclusion in the Company’s Annual Report on Form 10-K.

•	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

•	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q.

•	Generally, review with management and the independent auditor the types of information to be disclosed in press releases relating to earnings and earnings guidance provided to analysts and ratings agencies.

•	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including a review of the adequacy of reserves.

•	Periodically discuss and review the Company’s approach to risk assessment and risk management.

•	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

•	Review such other matters with the independent auditor as are required by GAAS or the Applicable Rules and Regulations.

•	Review on an annual or quarterly basis the certifications by the CEO and CFO as to the accuracy and completeness of the Company’s reports and filings under the Securities Exchange Act of 1934, related financial statements and disclosures.

•	Discuss with the independent auditor any material changes to the Company’s accounting principles and any matters required to be communicated by the independent auditor by Statement on Auditing Standards No. 61 relating to the conduct of the audit (including the independent auditor’s judgments about the quality of the Company’s accounting principals and estimates).

Oversight of the Company’s Relationship with the Independent Auditor

•	Retain, evaluate on an annual basis, and, if necessary, replace the independent auditor.

•	Approve all services, including non-audit engagements, to be provided by the independent auditor prior to the engagement; provided that any such non-audit services must be of a type permitted to be provided by the independent auditor under the Applicable Rules and Regulations. The Audit Committee may delegate the authority to pre-approve non-audit services to one or more members of the Audit Committee, but any such approval shall be reported to the Audit Committee at or prior to its next regularly scheduled meeting.

•	Be responsible for determining the compensation paid to the independent auditor for both audit and non-audit related services.

•	Establish clear hiring policies for employees or former employees of the independent auditor in accordance with the Applicable Rules and Regulations.

•

Review the independence of the independent auditors, giving consideration to the range of audit and non-audit services performed by them. In this connection, the Audit Committee is responsible for ensuring the independent auditors furnish at least annually a formal written statement delineating all relationships with the Company. To evaluate the independence of the independent auditors, the Audit Committee shall review the statement; conduct an active discussion with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors; take any other appropriate action in response to the independent auditors’ statement or other communications to satisfy itself of the independence of the independent auditors and compliance with the Applicable Rules and Regulations; and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report by the independent auditor, at least annually, describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues and all relationships between the independent auditor and the Company; and report conclusions to the Board.

•	Meet with the independent auditor and the senior internal auditing executive prior to the annual audit to review and approve the planning, scope, adequacy, and staffing of the annual audit.

•	Review with the internal auditor and the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

•	The level of satisfaction by the independent auditor that it has had timely access to all relevant data and information.

•	Any changes required in the planned scope of the internal and external audit.

•	The internal audit department responsibilities, budget and staffing.

Oversight of the Company’s Internal Audit Function

•	Review and approve the appointment and termination of the senior internal auditing executive, and the structure of the internal audit staff.

•	Review the significant reports to management prepared by the internal auditing department and management’s responses.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Obtain reports from management and the Company’s senior internal auditing executive that the Company’s subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Review with the Company’s chief compliance officer and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct, as well as actions taken to maintain an effective compliance program, including developments in compliance law and best practices.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

General/Administrative Responsibilities

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Committee.

•	Perform a self-evaluation of the Committee’s performance on an annual basis.

•	Adopt an orientation program for new Committee members. All Committee members are encouraged to attend educational programs to enhance their Audit Committee membership, as they feel appropriate, and the costs of such program will be paid by the Company.

•	Perform any other activities consistent with this Charter, the Company’s By-laws, governing law and the Applicable Rules and Regulations, with respect to the financial affairs of the Company, as the Audit Committee deems appropriate, and report such other activities to the Board at their next meeting.

•	Make regular reports to the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and the Applicable Rules and Regulations. These are the responsibilities of management and the independent auditor. It is also not the duty of the Audit Committee to conduct investigations, or to assure compliance with laws and regulations and the Company’s Code of Ethical Conduct.

The Audit Committee shall have the authority to engage outside advisors, including legal, accounting or other consultants to advise the Audit Committee or as it determines necessary to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee will meet as often as the members shall determine to be necessary or appropriate but at least four times during each year. In addition, the Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

Appendix C

WASTE MANAGEMENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective May 5, 2006)

The Waste Management, Inc. Employee Stock Purchase Plan (the “Plan”) has been established for the benefit of its eligible employees. The terms of the Plan are set forth below.

1.	Definitions.

As used in the Plan the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(c) “Committee” means the Administrative Committee of the Waste Management Employee Benefit Plans appointed by the Board to administer the Plan as described in Section 4 below.

(d) “Common Stock” means the common stock, $0.01 par value, of the Company.

(e) “Company” means Waste Management, Inc., a Delaware corporation, or any successor corporation by merger, reorganization, consolidation or otherwise.

(f) “Continuous Employment” means the absence of any interruption or termination of service as an Eligible Employee with the Company and/or its Participating Subsidiaries. For purposes of the preceding sentence, an authorized leave of absence shall not be considered an interruption or termination of service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Eligible Compensation” means, with respect to each Participant for each pay period, the regular base earnings, commissions, overtime and, for employees on an Involuntary Military Leave of Absence, pay differential, paid to the Participant by the Company and/or one or more Participating Subsidiaries during the Offering Period before reductions are made to Code Section 125 and Section 401(k) plans maintained by the Company and/or its Participating Subsidiaries. However, any incentive compensation or other bonus amounts shall be excluded for purposes of determining Eligible Compensation.

(h) “Eligible Employee” means an employee of the Company or one of its Participating Subsidiaries who is customarily employed for at least 20 hours per week and more than five months in a calendar year, or are absent from active employment while on an Involuntary Military Leave of Absence. For purposes of the preceding sentence, employees who are members of a collective bargaining unit shall be excluded as eligible employees under the Plan, unless their applicable collective bargaining agreement provides for participation in the Plan.

(i) “Enrollment Date” means the first business day of each Offering Period.

(j) “Exercise Date” means the last business day of each Offering Period.

(k) “Exercise Price” means the price per share of Common Stock offered in a given Offering Period, which shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock on the Enrollment Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of the Common Stock on the Exercise Date of such Offering Period.

(l) “Fair Market Value” means, with respect to a share of Common Stock as of any Enrollment Date or Exercise Date, the closing price of such Common Stock on the New York Stock Exchange on such date, as reported in The Wall Street Journal. In the event that such a closing price is not available for an Enrollment Date or an Exercise Date, the Fair Market Value of a share of Common Stock on such date shall be the closing price of a share of the Common Stock on the New York Stock Exchange on the last business day prior to such date or such other amount as may be determined by the Committee by any fair and reasonable means.

(m) “Involuntary Military Leave of Absence” means an employee’s leave from employment pursuant to the Company’s Paid Leave of Absence Policy to perform military service obligations in the United States Air Force, Army, Navy, Marines, Coast Guard, Public Health Service Corps or National Guard, and the employee is either drafted or a member of the Reserves called to active duty.

(n) “Offering Period” means each six-month period that begins and ends on the business days that coincide with January 1 through June 30, or July 1 through December 31, or such other period or periods as the Committee may establish. However, if the first and/or last day of an Offering Period begins or ends (as applicable) on a Saturday, Sunday or holiday, then (i) the first day of the Offering Period will begin on the immediately following business day, and/or (ii) the last day of an Offering Period will end on the immediately preceding business day.

(o) “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided below in Section 6.

(p) “Participating Subsidiary” means any Subsidiary not excluded from participation in the Plan by the Committee, in its sole discretion.

(q) “Subsidiary” means any domestic or foreign corporation of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto.

2.	Purpose of the Plan.

The purpose of the Plan is to provide an incentive for present and future employees of the Company and its Participating Subsidiaries to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and that the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code.

3.	Shares Reserved for the Plan.

The Company shall reserve for issuance and purchase by Participants under the Plan an aggregate of 6,750,000 shares of Common Stock, subject to adjustment as provided below in Section 13. Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares. If and to the extent that any option to purchase shares of Common Stock shall not be exercised for any reason, or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan, unless the Plan shall have been terminated.

4.	Administration of the Plan.

(a) A Committee appointed by the Board shall administer the Plan. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to correct any defect or rectify any omission in the Plan, or to reconcile any inconsistency in this Plan and any option to purchase shares granted hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s actions and determinations with respect to the foregoing shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the entire Committee.

(b) The Committee may, in its discretion, request advice or assistance, or employ such other persons as it deems necessary or appropriate for the proper administration of the Plan, including, but not limited to employing a brokerage firm, bank or other financial institution to assist in the purchase of shares, delivery of reports or other administrative aspects of the Plan.

5.	Eligibility to Participate in the Plan.

Subject to limitations imposed by Section 423(b) of the Code, each Eligible Employee who is employed by the Company or a Participating Subsidiary for 30 days prior to an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date.

6.	Election to Participate in the Plan.

(a) Each Eligible Employee may elect to participate in the Plan by completing an enrollment agreement in the form provided by the Company and filing such enrollment agreement with the Company prior to the applicable Enrollment Date, unless the Committee establishes another deadline for filing the enrollment agreement with respect to a given Offering Period.

(b) Unless a Participant withdraws from participation in the Plan as provided in Section 10 or authorizes a different payroll deduction by filing a new enrollment agreement prior to the Enrollment Date of a succeeding Offering Period, a Participant who is participating in an Offering Period as of the Exercise Date of such Offering Period shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period and (ii) authorized the same payroll deduction percentage for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to such succeeding Offering Period.

7.	Payroll Deductions.

(a) All Participant contributions to the Plan shall be made only by payroll deductions. Each time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made during the Offering Period in an amount from 1% to 10% (in whole percentages) of the Eligible Compensation that the Participant receives on each payroll date during such Offering Period. Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided below in Section 10.

(b) All payroll deductions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. No interest shall accrue on or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional contributions into such account. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(c) Except as provided in Section 10, a Participant may not change his contribution election during an Offering Period.

(d) Notwithstanding the foregoing provisions of this Section 7, no Participant may make payroll deductions during any calendar year in excess of $21,250, or such other limit as may be established by the Committee, in its discretion.

8.	Grant of Options.

(a) On the Enrollment Date of each Offering Period, subject to the limitations set forth in Sections 3 and 8(b) hereof, each Eligible Employee shall be granted an option to purchase on the Exercise Date for such Offering Period a number of whole and fractional shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated during the Offering Period by the Exercise Price established for such Offering Period.

(b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Eligible Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

9.	Automatic Purchase.

Unless a Participant withdraws from the Plan as provided below in Section 10, the Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date for which an enrollment agreement has been filed, and the maximum number of whole and fractional shares subject to the option will be purchased for the Participant at the Exercise Price established for that Offering Period, as provided above in Section 8.

10.	Withdrawal; Termination of Employment.

(a) A Participant may withdraw all of the payroll deductions credited to the Participant’s account for a given Offering Period by providing written notice to the Company no later than 45 days prior to the last day of such Offering Period. A Participant shall not be permitted to make a partial withdrawal of the payroll deductions credited to his account. All of the Participant’s payroll deductions credited to the Participant’s account will be paid to him promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares hereunder will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan, unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions.

(b) Upon termination of the Participant’s Continuous Employment prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the payroll deductions credited to the Participant’s account will be returned to the Participant or, in the case of death, to the Participant’s estate, and the Participant’s options to purchase shares under the Plan will be automatically terminated.

(c) In the event a Participant ceases to be an Eligible Employee during an Offering Period, the Participant will be deemed to have elected to withdraw all payroll deductions credited to his account from the Plan. In such circumstance, the payroll deductions credited to the Participant’s account will be returned to the Participant, and the Participant’s options to purchase shares under the Plan will be terminated.

11.	Transferability.

Options to purchase Common Stock granted under the Plan are not transferable, in any manner, by a Participant and are exercisable only by the Participant.

12.	Reports.

Individual accounts will be maintained for each Participant in the Plan. Following each Exercise Date, statements of account will be given to Participants who have purchased shares under Section 9. Such statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

13.	Adjustments Upon Changes in Capitalization.

(a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per share purchase price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

(c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

14.	Amendment of the Plan.

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, shareholder approval, if required.

15.	Termination of the Plan.

The Plan and all rights of Eligible Employees hereunder shall terminate:

(a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

(b) at any time, at the discretion of the Board.

In the event that the Plan terminates under circumstances described in Section 15(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

16.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

17.	Shareholder Approval.

The Plan shall be subject to approval by the shareholders of the Company within twelve months after the date the Plan is adopted by the Board of Directors. If such shareholder approval is not obtained prior to the first

Exercise Date, the Plan shall be null and void and all Participants shall be deemed to have withdrawn all payroll deductions credited to their accounts on such Exercise Date pursuant to Section 10.

18.	Conditions Upon Issuance of Shares.

(a) The Plan, the grant and exercise of options to purchase shares of Common Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. Notwithstanding anything in the Plan to the contrary, share certificates shall not be delivered to Participants until the later of (i) the date on which the applicable holding period to avoid a disqualifying disposition (within the meaning of Code Section 421) expires, or (ii) the date that a Participant specifically requests a certificate for shares purchased pursuant to the Plan.

(b) The Company may make such provisions, as it deems appropriate, for withholding by the Company pursuant to all applicable tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

VOTE BY INTERNET - www.proxyvote.com
1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Waste Management, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WASTM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

Vote On Directors

1. Proposal to elect		For All	Withhold All	For All Except	To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s number(s) on the line below.
01) Pastora SanJuan Cafferty	05) W. Robert Reum
02) Frank M. Clark, Jr.	06) Steven G. Rothmeier
03) Thomas I. Morgan	07) David P. Steiner
04) John C. Pope	08) Thomas H. Weidemeyer	☐	☐	☐	_____________________________________

Vote on Proposals	For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2006.	☐	☐	☐

3. Proposal to amend the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares authorized for issuance under the Plan.	☐	☐	☐

4. Proposal relating to election of directors by majority vote, if properly presented at the meeting.	☐	☐	☐

Note: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For comments please check this box and write them on the other side of this card.	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, and AGAINST item 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 5, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 28, 2006, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 5, 2006 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)